UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  October 26, 2015

SOCIAL REALITY, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-54996	42-2925231
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

456 Seaton Street, Los Angeles, CA  90013

(Address of principal executive offices)(Zip Code)

Registrant's telephone number, including area code:  (323) 694-9800 not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement.

Item 1.02

Termination of a Material Definitive Agreement.

Item 2.03

Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Item 8.01

Other Events.

On October 30, 2014, as partial consideration for the acquisition of Steel Media by Social Reality, Inc., we issued Mr. Richard Steel a one year secured subordinated promissory note in the principal amount of $2.5 million (the “Steel Note”) which was secured by 2,386,863 shares of our Class A common stock (the “Escrow Shares”).  The Escrow Shares were deposited in escrow with a third party under the terms of an escrow agreement (the "Escrow Agreement").  On October 29, 2015 we paid Mr. Steel $2,381,124.26 in full satisfaction of the remaining principal balance of the Steel Note and all accrued but unpaid interest.

As provided for in the Escrow Agreement, Mr. Steel is delivering notice to the escrow agent that the Steel Note has been satisfied in full and the certificate representing the Escrow Shares is to be released to us.  These shares, which are reflected on our balance sheet as issued but not outstanding, will be cancelled and returned to the status of authorized but unissued shares of our Class A common stock.

Additionally, under the terms of the Financing Agreement dated October 30, 2014, as amended on May 14, 2015 (the "Financing Agreement"), Social Reality, Inc. as the borrower, the guarantors from time to time party thereto, the lender party thereto (“Lender”) and Victory Park Management, LLC ("VPC") initially borrowed $9,000,000 from the Lender as evidenced by that certain Senior Secured Term Note dated October 30, 2014 (the "Initial Note").  The Financing Agreement provides for borrowings by us up to a maximum of $20,000,000.  On October 26, 2015 we borrowed an additional $1,400,000 from the Lender under the terms of the Financing Agreement and the Notice of Purchase and Sale by and between VPC and Social Reality, Inc.  In connection therewith, we issued a Senior Secured Term Note to the Lender in the principal amount of $1,400,000.  As with the Initial Note, the Senior Secured Term Note bears interest at a rate per annum equal to the sum of (1) cash interest at a rate of 10% per annum, and (2) payment-in-kind (PIK) interest, as may be adjusted from time to time, based on the ratio of our consolidated indebtedness to our earnings before interest, taxes, depreciation and amortization.  If we achieve a reduction in the leverage ratio as described in the Financing Agreement, the PIK interest rate declines on a sliding scale from 4% to 2%. The Senior Secured Term Note will mature on October 30, 2017.  We used the proceeds from this additional draw under the Financing Agreement towards the payment of the secured promissory note due Richard Steel as described earlier in this report.

The foregoing descriptions of the terms of the Notice of Purchase and Sale and Senior Secured Term Note in the principal amount of $1,400,000 are qualified in their entirety by reference to these documents which are filed as Exhibits 10.42 and 10.43, respectively, to this report.

Item 9.01

Exhibits.

10.42

Notice of Purchase and Sale dated October 26, 2015 by and between Victory Park Management, LLC and Social Reality, Inc.

10.43

Senior Secured Term Note dated October 26, 2015 in the principal amount of $1,400,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOCIAL REALITY, INC.

Date: October 30, 2015	By:	/s/ Christopher Miglino
Christopher Miglino, Chief Executive Officer

Exhibit Index

Exhibit No.	Description

10.42	Notice of Purchase and Sale dated October 26, 2015 by and between Victory Park Management, LLC and Social Reality, Inc.
10.43	Senior Secured Term Note dated October 26, 2015 in the principal amount of $1,400,000.